Exhibit 10.1

[ON TEKELEC LETTERHEAD]

April 7, 2005

William Everett	PERSONAL AND CONFIDENTIAL
6 Arrowwood Lane
Andover, MA 01810

Dear Bill:

On behalf of Tekelec, this letter confirms our offer to employ you in the position of Senior Vice President and Chief Financial Officer for Tekelec based in Tekelec’s facility in North Carolina. With your agreement, and effective as of April 7, 2005 this letter will amend the numbered paragraphs of your employment offer letter dated August 6, 2004 (“August 6, 2004 letter”) as follows.

1. Title & Duties. As Senior Vice President and Chief Financial Officer of Tekelec, you will report directly to Tekelec’s President and Chief Executive Officer. You will be principally responsible for Tekelec’s financial matters and will have such other duties and responsibilities as may be delegated to you from time to time by the President and Chief Executive Officer and/or the Board of Directors.

2. Compensation. As Senior Vice President and Chief Financial Officer, your starting annual base salary will be $300,000 (i.e., $11,538.46 per bi-weekly period). You will be eligible to participate in Tekelec’s 2005 Officer Bonus Plan, under which you will be eligible to receive, in accordance with the terms of such Plan as approved by the Company’s Board of Directors, up to 56% of your annual base salary as a cash bonus based on certain company financial milestones in 2005 and an annual bonus equal to 14% of your annual base salary if you achieve certain individual objectives during 2005. The terms of your participation in any officer bonus plans after 2005 will be subject to change and the approval of the Board of Directors of Tekelec.

3. Stock Options. In addition to the provisions of paragraph 3 of the August 6, 2004 letter, the Compensation Committee of Tekelec will grant to you 50,000 restricted stock units (RSUs) under Tekelec’s 2003 Stock Option Plan (the “Plan”), effective as of the later of the effective date set forth in paragraph 1 above, or the date of the Compensation Committee’s action granting such options (the “grant date”). Your RSUs will vest to the extent of 12,500 shares on the one-year anniversary of the Effective Date as defined in the first paragraph of this letter. The remaining 37,500 shares will vest and be issued automatically in 12 equal quarterly installments of 3,125 shares each, with the first installment vesting on the last day of the first full calendar quarter following your one-year anniversary of the Effective Date and one additional installment vesting on the last day of each calendar quarter thereafter as long as you remain an employee of Tekelec. The RSUs will in all respects be subject to the terms and provisions of the Plan and the agreement evidencing the grant of the RSUs.

4. Employee Benefits. As Senior Vice President and Chief Financial Officer, you will receive benefits as are generally provided to Tekelec’s executive officers.

William Everett
April 7, 2005

5. Relocation. Tekelec will pay you up to a maximum of $60,000 to reimburse you for your accountable costs incurred in relocating from Massachusetts to North Carolina, including actual out-of-pocket travel, moving, rental and other expenses relating to your relocation, the costs of temporary housing in North Carolina pending your relocation and the associated income taxes payable by you with respect to your receipt of such reimbursement. Pending your relocation to North Carolina, therefore outside the $60,000 allowance, you will be reimbursed for air fare for two personal trips per month for you or your spouse to visit each other in Massachusetts or other location where you are engaged on Tekelec business. Tekelec will make arrangements through Cendant Mobility (or other vendor determined by Tekelec) to purchase your residence in Massachusetts for its fair market value as determined by independent appraisal. Costs of the sale including brokerage, closing costs attributable to the seller, and Cendant’s Mobility’s fees will be paid by Tekelec and will not be treated as accountable costs subject to the $60,000 maximum relocation allowance described above.

6. Severance. The references to the Tekelec Severance Plan in paragraph 5 of the August 6, 2004 letter are revised to refer to the Tekelec Officer Severance Plan.

Except as modified herein, all terms and provisions of the August 6, 2004 letter shall remain in effect. This letter together with the August 6, 2004 letter contains our entire understanding with respect to your employment.

Bill, I look forward to working with you in your new role, and to your mutually fulfilling and rewarding relationship with Tekelec.

If this offer is acceptable to you, then please acknowledge your acceptance by signing and dating the enclosed copy of this letter where indicated below and returning such signed copy to me for receipt no later than April 7, 2005.

Sincerely,

/s/ Fred Lax

Fred Lax
President and Chief Executive Officer

cc:Teresa Pippin

Acknowledged and Accepted:

/s/ William Everett	Date:	April 7, 2005

William Everett

[ON TEKELEC LETTERHEAD]

August 6, 2004

William Everett
68 Tadmuck Road
Westford, MA 01886

Re: Your Employment with Steleus, Inc. (the “Company”).

Dear Bill:

This letter is being extended to you in conjunction with Tekelec’s potential acquisition of all or substantially all of the outstanding capital stock of the Company (referred to herein as the “Transaction”), in order to confirm the terms of your continued employment after the Closing of the Transaction as defined in the Merger Agreement (“Effective Date”). This letter will supersede and replace the provisions of your Steleus offer letter dated October 4, 2001. (See Entire Agreement; Modifications).

1. Title and Duties. Immediately following the Effective Date, your title will be VP Americas & Product Marketing, reporting to Richard Mace. In this capacity, or in such other position as you may be assigned by Tekelec, you agree to perform such duties and responsibilities as are assigned or delegated to you from time to time. You agree to devote your full-time attention and best efforts to the performance and discharge of such duties and responsibilities and to perform and discharge such duties and responsibilities faithfully, diligently and to the best of your abilities.

2. Compensation. Your annual base salary will be $200,000 payable in accordance with Tekelec’s payroll policies as in effect and subject to change from time to time (which may differ from Steleus’ policies in effect prior to the Effective Date), less legally required or authorized deductions and withholdings. Commencing with respect to the first full quarter of your employment following the Closing of the Transaction, you will also be eligible to participate in a Bonus Plan, under which you may earn a bonus of up to forty percent (40%) of your actual base salary earnings, earned and calculated quarterly in accordance with the terms and conditions of the Plan, if certain objectives are achieved and you satisfy the conditions for eligibility specified in the Plan. For purposes of transition and assuming you are eligible to participate for the fourth quarter of 2004, your bonus opportunity will be 30% of the annualized bonus payable under the Tekelec 2004 Bonus Plan.

3. Stock Options.

(a) Steleus Stock Options. In connection with Tekelec’s acquisition of Steleus, you acknowledge and agree that as a condition of the Closing of the Transaction and as of the Effective Date, all outstanding unexercised options to purchase shares of Steleus stock, and all outstanding warrants to purchase shares of Steleus stock, and all other rights to purchase common stock shall be cancelled and terminated without any payment to the holder in respect thereof being required.

(b) As part of your compensation package, under the Tekelec 2004 Equity Incentive Plan for New Employees (the “Plan”), I will recommend that the Compensation Committee of the Tekelec Board of Directors grant you (i) a non-statutory stock option (the “Option”) to purchase 75,000 shares of Tekelec Common Stock, at an exercise price to be equal to the market value of a share of Tekelec Common Stock on the date granted, and (ii) award you a number of Restricted Stock

William Everett
August 6, 2004

Units (the “Award”) covering shares of Tekelec Common Stock having a value equal to $289,000. The number of shares subject to the Restricted Stock Units shall be determined by dividing the dollar value of the Award by the Closing Stock Price as defined in Section 1.4(b) of the Merger Agreement, i.e., the average per share closing sales price of Telelec Common Stock, as quoted on the Nasdaq National Market (and as reported by The Wall Street Journal) for the ten trading days ending on the second trading day preceding the Effective Date. Your Option will vest and become exercisable cumulatively in 16 equal quarterly installments as long as you remain an employee of the Company with the first installment vesting on the last day of the first full quarter following the Effective Date, and will otherwise be subject to the terms and provisions of the Plan and the agreement evidencing your Option. Your RSUs will vest in their entirety on the date that is exactly one year from the Effective Date hereof provided you remain an employee of the Company on that date subject only to the acceleration provisions contained in Paragraph 5 (Severance below), and will otherwise be subject to the terms and provisions of the Plan and the agreement evidencing your RSUs. Upon vesting of RSUs, the underlying shares of Common Stock as to which the RSUs have vested, subject to withholding any applicable taxes, will be issued to you.

4. Employee Benefits. After the Effective Date and as soon as administratively feasible, you will be transitioned from the Steleus employee benefits plans into the Tekelec employee benefits plans of general application, including medical, dental, vision, life, AD&D, short-term disability, long-term disability, employee stock purchase plan, 401(k) plan, and educational assistance program. The Steleus medical, dental, vision, and spending account plans will continue through 2004. Effective January 1, 2005, you will eligible to participate in Tekelec’s medical, dental, vision and spending account plans. Your participation in these plans is subject to the terms, conditions and limitations in the applicable plan documents and/or policies. To the extent permitted by Tekelec’s 401(k) plan and applicable laws, you will receive credit for your employment with Steleus prior to the Effective Date for purposes of Tekelec’s 401(k) plan and all other benefit plans where vesting may apply.

You will receive such other benefits as are generally provided to employees of Tekelec holding similar positions to yours. These benefits include accrued paid time off ranging from 20 to 25 days per year, depending on length of service, which may be used for vacation, illness or personal reasons. Your paid time off will accrue from the Effective Date, and for purposes of accrual you will receive service credit from your most recent date of hire with Steleus. Your 2004 unused and accrued vacation under the Steleus plans as of the Effective Date will be credited for use as paid time off under Tekelec’s policy. You will receive holidays in accordance with the Tekelec holiday schedule. This letter is not intended to limit Tekelec’s rights to establish, change or terminate employee benefit plans, policies and programs at its sole discretion from time to time.

5. Severance. In the event that within one year after the Effective Date, your employment is terminated by Tekelec other than “for cause” (as defined in Attachment 1 hereto), and provided that upon such termination of employment you enter into a Severance agreement and General Release in a form acceptable to Tekelec, you will receive the greater of (a) a continuation of your base compensation from your termination date through the remainder of the one-year period (“the severance benefit period”), and reimbursement of premiums you pay to continue your group health coverage under COBRA for the remainder of the severance benefit period, or (b) severance benefits in accordance with the Tekelec Severance Plan. In addition to the foregoing, in the event your employment is terminated by Tekelec other than “for Cause” (as defined in Attachment 1 hereto) or due to your death at any time prior to the vesting of all RSUs granted under paragraph 3(b) above, all unvested RSUs (but not any unvested

William Everett
August 6, 2004

options) will accelerate and vest on your Termination Date. Your severance benefits under subparagraph (a) or (b) above shall terminate in the event you become gainfully employed or engaged as a consultant or in any other capacity for compensation during the severance benefit period. To effectuate the foregoing provision, you agree to notify the Chief Executive Officer of Tekelec in writing within five (5) days of your acceptance of any employment or other engagement for compensation during the severance benefit period. In the event your employment is terminated more than one-year from the Effective Date, your eligibility for severance benefits will be in accordance with the terms and conditions of the Tekelec Severance Plan.

6. Inventions, Non-Disclosure, Non-Solicitation and Non-Competition. You acknowledge that (a) Steleus and Tekelec have spent substantial money, time and effort over the years in developing and solidifying their relationships with customers and in developing their confidential and proprietary information; (b) such relationships and information represent significant and important assets of their combined businesses and of the Transaction; (c) the combined businesses of Steleus and Tekelec will include without limitation supplying network-related intelligence including real-time performance monitoring and management to customers worldwide (the “Company Business”); (d) as a key employee of Steleus, you are currently party to a non-compete agreement; (e) in connection with the Transaction, you are receiving this offer of employment which includes valuable consideration including equity interests in Tekelec; (f) the Merger Agreement between Steleus and Tekelec provides that on and after the Effective Date you shall be bound by a non-compete agreement; and (g) in connection with your ongoing employment, you will have access to confidential and proprietary information developed by Tekelec and its affiliated companies to which you previously did not have access, and you will be compensated to, among other things, develop and preserve goodwill and relationships with customers and employees on behalf of Tekelec and to develop and maintain as confidential Tekelec’s confidential, proprietary information for the exclusive ownership and use by Tekelec and its affiliates including the Company. Accordingly, Tekelec has requested, and you have agreed to enter into the following restrictions that are intended to protect the Company and Tekelec against the potential use or appropriation of confidential information or competitive value, or any other actions which could result in a loss of goodwill, and more generally, to prevent you and others from having an unfair competitive advantage over Tekelec. You further acknowledge and agree that the scope of the following agreements is reasonable and necessary to protect the confidential information, business relationships and interests of Tekelec:

     (i) No-Solicitation. So long as you are an employee of the Company, Tekelec or any parent, affiliated or related entity of Tekelec (“Tekelec company”) and for a period of one (1) year thereafter (except that such period shall be two (2) years if you are involuntarily terminated “for Cause“ as defined in Attachment 1 hereto), you shall not, directly or indirectly, either for yourself or for any other person or entity, directly or indirectly: (A) hire or solicit, induce or attempt to induce any employee or consultant of any Tekelec company to leave his or her employment or consulting relationship with any such entity; or (B) solicit or attempt to solicit the business of any customer or prospective customer of the Company or Tekelec with whom you had contact or with respect to whom you had access to any confidential information during the period of your employment.

William Everett
August 6, 2004

     (ii) No-Competition. So long as you are an employee of any Tekelec Company, and for the longer period of: (A) one (1) year after the date you last cease to be employed by any Tekelec company for any reason (except that such period shall be two (2) years if you are involuntarily terminated “for Cause” as defined in Attachment 1 hereto); or (B) two (2) years after the Effective Date, you shall not become employed by, or render any executive, sales, engineering, application or customer related services, whether or not for compensation, to a business competitive with the Company Business conducted at any time during your employment relationship with Tekelec. You acknowledge that this provision contains no territorial limitation because Tekelec is a global company that competes for business throughout the world. This subparagraph (ii) shall not prevent you from owning a passive investment of not more than five percent (5%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

     (iii) Proprietary Rights. You agree to enter into and comply with the Tekelec Confidentiality and Non-Disclosure Agreement attached hereto as Attachment 2, and such revisions thereto as may be reasonably required by Tekelec from time to time.

     (iv) Employee’s Representations. You hereby represent and warrant that (a) the execution, delivery and performance of this Paragraph 6 of this offer letter (and each of its subparagraphs) do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, and (b) as of the date this offer letter is signed, you are not a party to or bound by any employment agreement, non-compete agreement, or confidentiality agreement with any person or entity other than Steleus.

7. At-Will Employment. Your employment will be “at-will.” This means that you reserve the right to terminate your employment at any time, and the Company reserves the right in its discretion to terminate your employment or alter your position or terms and conditions of employment, for any reason or no reason, and without any liability for compensation or damages except as expressly provided in this letter. While the terms of your employment including your compensation will be subject to review, typically annually, and will change from time to time, the at-will nature of all employment with the Company will not and cannot change except by an express written agreement which must be signed by the Chief Executive Officer of Tekelec.

8. Entire Agreement; Modifications. This letter sets forth our entire understanding with respect to your employment with the Company and supersedes in its entirety your offer letter dated October 4, 2001 and any and all prior or contemporaneous representations, promises, discussions or agreements with respect to your employment, whether written or oral, and whether made to you or with you by any employee, director or officer of, or any other person affiliated with Tekelec, Steleus or any actual or perceived agent thereof. Tekelec reserves the right to make reasonable changes to the terms and conditions of employment of employees; such changes shall be notified by way of a general notice to all employees and shall take effect from the date of the notice (unless such other effective date is specified in the notice). Subject thereto, the provisions of this letter may be amended, modified, supplemented or waived only by a writing specifically identifying this letter and signed by each party hereto.

William Everett
August 6, 2004

9. Governing Law. This letter and the rights and obligations of the parties hereto shall be governed and construed under the laws of the State of Massachusetts. Our respective rights and obligations under Attachment 2 shall be governed and construed as specified therein.

We look forward to working with you and believe that you can make a very significant, positive contribution to our success.

Please acknowledge your agreement to the terms of this letter by signing and dating the enclosed copy where indicated below and returning to me on or before August 12, 2004. Please note that if the Transaction has not closed on or before November 1, 2004 (or such later date as may hereafter be agreed in writing between Tekelec and you), this letter will no longer be effective.

Sincerely,

/s/ Frederick Lax

Frederick Lax
President and Chief Executive Officer

I accept this offer and agree to the terms set forth above.

/s/ William Everett	Dated:	August 11	, 2004
Signature

ATTACHMENT 1

For purposes of the obligations specified in Paragraph 5 (Severance) and Paragraph 6 (Non-Solicitation and Non-Competition), your employment will be deemed terminated “for cause” if termination is a result of:

(1) your failure or inability to perform your assigned duties and responsibilities to the reasonable satisfaction of your manager or the Chief Executive Officer of Tekelec, provided, however, that you shall receive notice of your deficiencies and an opportunity to correct them which need not exceed thirty (30) days;

(2) your act or omission that is materially harmful to the Company, Tekelec or any affiliated entity;

(3) your violation of your obligations under the Confidentiality and Non-Disclosure Agreement or the terms of this offer letter including the non-solicitation and non-competition provisions hereof;

(4) your violation of Tekelec’s policy on Business Ethics or other published policy applicable generally to all employees;

(5) your use or possession of illegal drugs; or reporting to work or working under the influence of illegal drugs or alcohol;

(6) your fraudulent conduct; misappropriation of funds; or any other breach of fiduciary duty owed to the Company, Tekelec or any affiliated entity;

(7) your commission of a felony or any crime of moral turpitude;

(8) your absence (excluding vacations, injury, illness or other protected leave) from work for more than three consecutive work days, all of which are neither authorized, justified or excused; or

(9) unless otherwise agreed in writing by Tekelec, your failure to perform the essential functions of your position, with or without reasonable accommodation, due to a mental or physical disability, which failure continues for more than four consecutive weeks.

* * *

ATTACHMENT 2

[Form of Tekelec Confidentiality and Non-Disclosure Agreement]